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                                                                    EXHIBIT 12

                 OLIN CORPORATION AND CONSOLIDATED SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                   (UNAUDITED)


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                                                                                YEARS ENDED DECEMBER 31,
                                                      -----------------------------------------------------------------------------
                                                          2000            1999            1998            1997             1996
                                                      -------------    ------------    ------------    ------------    ------------
                                                                                     ($ IN MILLIONS)
     Earnings:
     Income from continuing operations before taxes           $131             $27             $59            $147            $352
     Add (deduct):
        Equity in income of non-consolidated
               affiliates                                       (2)              -               -              (1)             (2)

        Dividends received from non-consolidated
               affiliates                                        1               -               -               1               1

        Amortization of capitalized interest                     -               -               -               1               -

        Capitalized interest                                     -               -              (1)             (1)             (2)

        Fixed charges as described below                        27               27             31              36              42
                                                      -------------    ------------    ------------    ------------    ------------

              Total                                           $157              $54            $89            $183            $391
                                                      =============    ============    ============    ============    ============

     Fixed charges:
        Interest expense and capitalized                       $16              $16            $18             $25             $30

        Estimated interest factor in rent expense               11               11             13              11              12
                                                      -------------    ------------    ------------    ------------    ------------
              Total                                            $27              $27            $31             $36             $42
                                                      =============    ============    ============    ============    ============


     Ratio of earnings to fixed charges                        5.8              2.0            2.9             5.1             9.3
                                                      =============    ============    ============    ============    ============
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